Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ACCURIDE CORPORATION, et al.,(1))		Case No. 09-13449 (BLS)
)
Debtors.	)
)

THIRD AMENDED JOINT PLAN OF REORGANIZATION FOR

ACCURIDE CORPORATION, et al.

David S. Heller
Josef S. Athanas
Caroline A. Reckler
LATHAM & WATKINS LLP
233 South Wacker Drive, Suite 5800
Chicago, IL 60606
Telephone: (312) 876-7608

- and -

Michael R. Nestor

Kara H. Coyle
YOUNG, CONWAY, STARGATT & TAYLOR LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-6600

Counsel for the Debtors and Debtors-in-Possession

Dated:    December 18, 2009

(1)                                  The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Accuride Corporation, a Delaware corporation (9077); Accuride Cuyahoga Falls, Inc., a Delaware corporation (9556); Accuride Distributing, LLC, a Delaware limited liability company (3124); Accuride EMI, LLC, a Delaware limited liability company (N/A); Accuride Erie L.P., a Delaware limited partnership (4862); Accuride Henderson Limited Liability Company, a Delaware limited liability company (8596); AKW General Partner L.L.C., a Delaware limited liability company (4861); AOT Inc., a Delaware corporation (3088); Bostrom Holdings, Inc., a Delaware corporation (9282); Bostrom Seating, Inc., a Delaware corporation (7179); Bostrom Specialty Seating, Inc., a Delaware corporation (4182); Brillion Iron Works, Inc., a Delaware corporation (6942); Erie Land Holding, Inc., a Delaware corporation (8018); Fabco Automotive Corporation, a Delaware corporation (9802); Gunite Corporation, a Delaware corporation (9803); Imperial Group Holding Corp. -1, a Delaware corporation (4007); Imperial Group Holding Corp. -2, a Delaware corporation (4009); Imperial Group, L.P., a Delaware limited partnership (4012); JAII Management Company, a Delaware corporation (N/A); Transportation Technologies Industries, Inc., a Delaware corporation (2791); and Truck Components Inc., a Delaware corporation (5407).  The mailing address for Accuride Corporation is 7140 Office Circle, Evansville, Indiana 47715.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND DEFINED TERMS		1
A.	Rules of Interpretation, Computation of Time and Governing Law	1
B.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE, DIP FACILITY AND PRIORITY TAX CLAIMS		20
A.	Administrative Claims	20
B.	DIP Facility Claims	21
C.	Priority Tax Claims	22

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		22
A.	Summary	22
B.	Classification and Treatment of Claims and Equity Interests	23
C.	Special Provision Governing Unimpaired Claims	31
D.	Discharge of Claims	31

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		32
A.	Presumed Acceptance of Plan	32
B.	Voting Classes	32
C.	Acceptance by Impaired Classes of Claims and Equity Interests	32
D.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	32

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		32
A.	General Settlement of Claims	32
B.	Substantive Consolidation of Claims and Equity Interests against Debtors for Plan Purposes Only	33
C.	Corporate Existence	33
D.	Vesting of Assets in the Reorganized Debtors	33
E.	Restructured Credit Facility and Sources of Cash for Plan Distributions	34
F.	New Common Stock; New Warrants	34
G.	Registration Agreement	34
H.	Rights Offering	34
I.	Equity Incentive Program	37
J.	Issuance of New Securities and Related Documentation	37
K.	Release of Liens, Claims and Equity Interests	38
L.	Certificate of Incorporation and Bylaws	38
M.	Directors and Officers of Reorganized Accuride	38
N.	Corporate Action	39
O.	Cancellation of Notes, Certificates and Instruments	40

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		40
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	40
B.	Assignment of Executory Contracts or Unexpired Leases	41

i

C.	Rejection of Executory Contracts or Unexpired Leases	42
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	42
E.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	42
F.	Assumption of Director and Officer Insurance Policies	43
G.	Indemnification Provisions	43
H.	Compensation and Benefit Programs	43
I.	Workers’ Compensation Benefits	44

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		45
A.	Distributions for Claims and Equity Interests Allowed as of the Effective Date	45
B.	No Postpetition Interest on Claims	45
C.	Distributions by Reorganized Accuride or Other Applicable Distribution Agent	45
D.	Delivery and Distributions and Undeliverable or Unclaimed Distributions	45
E.	Compliance with Tax Requirements/Allocations	48
F.	Allocation of Plan Distributions Between Principal and Interest	48
G.	Means of Cash Payment	48
H.	Timing and Calculation of Amounts to Be Distributed	48
I.	Setoffs	49
J.	Surrender of Cancelled Instruments or Securities	49
K.	Lost, Stolen, Mutilated or Destroyed Securities	49

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND EQUITY INTERESTS		50
A.	Resolution of Disputed Claims and Equity Interests	50
B.	No Distributions Pending Allowance	51
C.	Distributions on Account of Disputed Claims and Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Equity Interests	51

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		52
A.	Conditions Precedent to Confirmation	52
B.	Conditions Precedent to Consummation	52
C.	Waiver of Conditions	53
D.	Effect of Non Occurrence of Conditions to Consummation	53

ARTICLE X. RELEASE, INJUNCTION AND RELATED PROVISIONS		54
A.	General	54
B.	Release	54
C.	Discharge of Claims	55
D.	Exculpation	56
E.	Preservation of Rights of Action	56
F.	Injunction	57
G.	Binding Nature Of Plan	57

ARTICLE XI. RETENTION OF JURISDICTION		58

ARTICLE XII. MISCELLANEOUS PROVISIONS		59
A.	Dissolution of the Committee	59
B.	Payment of Statutory Fees	60
C.	Payment of Fees and Expenses of Indenture Trustee	60
D.	Modification of Plan	60
E.	Revocation of Plan	60
F.	Successors and Assigns	60
G.	Reservation of Rights	61
H.	Further Assurances	61
I.	Severability	61
J.	Service of Documents	61
K.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	62
L.	Governing Law	62
M.	Tax Reporting and Compliance	62
N.	Schedules	63
O.	No Strict Construction	63
P.	Conflicts	63

EXHIBITS

Exhibit A1-A36	Amended Organizational Documents

Exhibit B	Backstop Commitment Agreement

Exhibit C	New Indenture

Exhibit D	New Notes Term Sheet

Exhibit E	New Warrants

Exhibit F	Registration Agreement

Exhibit G	Restructured Credit Facility Agreement

Exhibit H	Subscription Form and Agreement

PLAN SCHEDULES

Plan Schedule 1	List of Debtors

Plan Schedule 2	Non-Exclusive List of Litigation Claims Retained by the Reorganized Debtors

Plan Schedule 3	Non-Released Parties

Plan Schedule 4	New Board of Reorganized Accuride

Plan Schedule 5	Non-Exclusive List of Rejected Executory Contracts and Unexpired Leases

v

THIRD AMENDED JOINT PLAN OF REORGANIZATION FOR
ACCURIDE CORPORATION, et al.

Accuride Corporation, a Delaware corporation (“Accuride”), and each of the other debtors and debtors-in-possession listed on Plan Schedule 1 hereto, propose the following first amended joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, the Debtors (defined below).  The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as defined below).  Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, accomplishments during the Chapter 11 Cases (as defined below), projections and properties, and for a summary and analysis of this Plan and the treatment provided for herein.  There also are other agreements and documents, which are or will be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan, the Plan Supplement or the Disclosure Statement as Exhibits and Plan Schedules.  All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein.  Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The Plan is premised on the substantive consolidation of the Debtors with respect to the voting and treatment of all Claims and Equity Interests other than Other Secured Claims and Secured Tax Claims, as provided below.  The Plan does not contemplate substantive consolidation of the Debtors with respect to Other Secured Claims and Secured Tax Claims, which claims shall apply separately with respect to each Plan proposed by each Debtor.  If the Plan cannot be confirmed as to some or all of the Debtors, (a) in the Debtors’ sole discretion, the Plan may be revoked as to all of the Debtors, or (b) the Debtors may revoke the Plan as to any Debtor not satisfying the cramdown requirements of Section 1129(b)(7) of the Bankruptcy Code (and any such Debtor’s Chapter 11 Case may be converted to a chapter 7 liquidation, continued or dismissed in the Debtors’ sole discretion) and confirm the Plan as to the remaining Debtors.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.                                     Rules of Interpretation, Computation of Time and Governing Law

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles”, “Sections”,

“Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes such Entity’s successors and assigns; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.  The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

B.                                     Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1.             “Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date (including, without limitation, expenses of the members of the Committee incurred as members of the Committee in discharge of their duties as such).

2.             “Accuride” means, Accuride Corporation, a Delaware corporation.

3.             “Accuride Canada” means, Accuride Canada Inc., a corporation existing under the law of the Province of Ontario.

4.             “Accuride Other Equity Interests” means all Equity Interests in Accuride other than the Accuride Preferred Equity Interests.

5.             “Accuride Preferred Equity Interests” means the Equity Interests in Accuride evidenced by the Accuride Series A Preferred Stock, par value $0.01 per share.

6.             “Ad Hoc Noteholders Group” means that certain ad hoc group of Holders of the Subordinated Notes as of the Petition Date, whose membership consists of Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Canyon Capital Advisors LLC, Principal Global Investors LLC, Sankaty Advisors, LLC and Tinicum Incorporated (or their respective affiliates).

7.             “Ad Hoc Noteholders Group Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholders Group incurred in connection with the Chapter 11 Cases, including, but not limited to, the reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholders Group Professionals, the Backstop Fee, the Transaction Fees and fees and expenses included within the DIP Facility Claim.

8.             “Ad Hoc Noteholders Group Professionals” means, collectively, Milbank, Tweed, Hadley & McCloy LLP, Rothschild Inc. and Pachulski Stang Ziehl & Jones.

9.             “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, and commissions for services and payments for inventory, leased equipment, and leased premises); (b) Accrued Professional Compensation and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 328, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) the DIP Facility Claims, including, without limitation, the fees and expenses of the DIP Agent and the DIP Lenders, including their respective professional and advisory fees and expenses; (e) the Allowed Indenture Trustee Fees; (f) the Backstop Fee and (g) the Ad Hoc Noteholders Group Fees and Expenses.

10.           “Administrative Claims Bar Date” means the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

11.           “Administrative, Collateral and Other Agents” means, in its respective capacities as such, Deutsche Bank Trust Company Americas, the administrative agent and collateral agent for or under the DIP Facility and the Prepetition Credit Facility and, in their respective capacities as such, each other agent, arranger and bookrunner under the DIP Facility and the Prepetition Credit Facility, and, in each case, each of their respective successors.

12.           “Affiliate” means an “affiliate” as defined in section 101(2) of the Bankruptcy Code.

13.           “Allowed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein, any of the following:  (a) a Claim or Equity Interest that has been scheduled by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which (i) the Debtors or any other party in interest have not filed an objection by the date set forth in the Disclosure Statement Order and (ii) no contrary Proof of Claim has been filed; (b) a Claim or Equity Interest or any portion thereof that either is not a Disputed Claim or Equity Interest or has been allowed by a Final Order; (c) a Claim that is allowed:  (i) in any stipulation with the Debtors of the amount and nature of such Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of the amount and nature of such Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (f) a Claim or Equity Interest that is allowed pursuant to the terms of the Plan.

14.           “Allowed _______ Claim or Equity Interest” means an Allowed Claim or Equity Interest of the type described.

15.           “Amended Organizational Documents” means the amended and restated certificate of incorporation and by-laws or other applicable organizational documents of the Reorganized Debtors in substantially the form attached to this Plan as Exhibits A1-A36 or Filed with the Plan Supplement.

16.           “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under sections 502, 510 or 542-553 of the Bankruptcy Code.

17.           “Backstop Commitment” means the agreement by each Backstop Investor pursuant to the Backstop Commitment Agreement to purchase its Backstop Proportion of all of the Rights Offering Notes that are not purchased by the Rights Offering Participants as part of the Rights Offering.

18.           “Backstop Commitment Agreement” means the Convertible Notes Commitment Agreement dated as of October 7, 2009 attached to this Plan as Exhibit B.

19.           “Backstop Commitment Agreement Assumption Order” means that certain Order Authorizing the Debtors to (I) Assume the Convertible Notes Commitment Agreement and (II) Pay and Reimburse Certain Fees and Expenses Incurred in Connection Therewith, including, without Limitation, the Backstop Fee, Transaction Expenses and Termination Fee, entered by the Bankruptcy Court on November 2, 2009, [Docket No. 167], as such order may be amended from time to time.

20.           “Backstop Fee” means collectively, (a) the “Stock Backstop Fee” as defined in Section 2 of the Backstop Commitment Agreement in the amount of 4% of all of the outstanding New Common Stock on the Effective Date (taking into account assumed conversion of the New Notes, but subject to dilution as a result of (i) the exercise of the New Warrants and (ii) the Equity Incentive Program) and (b) the “Cash Backstop Fee” as defined in Section 2 of the Backstop Commitment Agreement in the amount of $5.6 million, which shall be released to the Backstop Investors (A) upon the issuance of the New Notes on the Effective Date, in the form of shares of New Common Stock representing 4% of all of the outstanding New Common Stock on the Effective Date (taking into account assumed conversion of the New Notes, but subject to dilution as a result of (i) the exercise of the New Warrants and (ii) the Equity Incentive Program) or (B) in the form of a superpriority Administrative Claim if the Backstop Commitment Agreement is terminated as set forth in the Backstop Commitment Agreement and/or the Backstop Commitment Agreement Assumption Order or if the New Notes are not issued on the Effective Date.  For the avoidance of doubt, based on the foregoing calculations, (a) if Class 7 and Class 10 vote to accept the Plan, the Backstop Fee will be paid in an aggregate of 25,000,000 shares of New Common Stock on the Effective Date, assuming the entire Backstop Fee is paid in New Common Stock and (b) if Class 10 votes to reject the Plan, the Backstop Fee will be paid in an aggregate of 24,500,000 shares of New Common Stock on the Effective Date, assuming the entire Backstop Fee is paid in New Common Stock.

21.           “Backstop Investors” means those certain parties signatories to the Backstop Commitment Agreement, which parties are Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Sankaty Advisors, LLC and Tinicum Lantern L.L.C, or their respective affiliates.

22.           “Backstop Proportion” means the portion of the Backstop Commitment committed to by each Backstop Investor as set forth on Schedule A to the Backstop Commitment Agreement.

23.           “Backstop Transaction Expenses” means the “Transaction Expenses” as defined in Section 2(c) of the Backstop Commitment Agreement.

24.           “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims (modified, as necessary, based on voting party in accordance with the Disclosure Statement Order) entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan, which includes the Master Ballots and Beneficial Holder Ballots, which were approved by the Disclosure Statement Order.

25.           “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

26.           “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

27.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

28.           “Beneficial Holder” means, as of the applicable date of determination, a beneficial owner of the Subordinated Notes or Equity Interests as reflected in the records maintained by the Registered Record Owner or Intermediary Record Owner, as applicable.

29.           “Beneficial Holder Ballots” means the ballots accompanying the Disclosure Statement upon which Beneficial Holders of Class 7 Subordinated Note Claims and Class 10 Accuride Other Equity Interests entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

30.           “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

31.           “Cash” means the legal tender of the United States of America or the equivalent thereof.

32.           “Cash Backstop Fee” shall have the meaning ascribed to it in the Backstop Commitment Agreement.

33.           “Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counter-claims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

34.           “Chapter 11 Cases” means the chapter 11 bankruptcy cases commenced by the Debtors on the Petition Date in the Bankruptcy Court.

35.           “Claim” means any “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code.

36.           “Claims Bar Date” means November 30, 2009, or such other date by which Claims and Equity Interests must be Filed, as ordered by the Bankruptcy Court.

37.           “Claims Objection Bar Date” means, for each Claim and Equity Interest that is not otherwise allowed under this Plan or by prior order of the Bankruptcy Court, the later of (a) sixty (60) days after the Effective Date; (b) sixty (60) days after the Filing of a Proof of Claim for, or request for payment of, such Claim or Equity Interest and (c) such other date as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claim or Equity Interest.

38.           “Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

39.           “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

40.           “Collateral” means any property or interest in property of any Debtor’s Estate that is subject to a valid and enforceable Lien to secure a Claim.

41.           “Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

42.           “Committee Members” means the members of the Committee, namely:  The Bank of New York Mellon Trust Company, N.A., as indenture trustee, Ryerson, and Dawlen Corporation, and in the case of each of the foregoing, their respective successors.

43.           “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

44.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

45.           “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

46.           “Consummation” means the occurrence of the Effective Date.

47.           “Debtor(s)” means individually, Accuride and each of its subsidiaries listed on Plan Schedule 1 hereto, and, collectively, Accuride and all of its subsidiaries listed on Plan Schedule 1 hereto, in each case, in their capacities as debtors in these Chapter 11 Cases.

48.           “Debtor(s) in Possession” means, individually, each Debtor, as debtor in possession in these Chapter 11 Cases and, collectively, all Debtors, as debtors in possession in these Chapter 11 Cases.

49.           “DIP Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent and collateral agent under the DIP Facility, and any successors thereto.

50.           “DIP Facility” means that certain $50 million senior secured superpriority post-petition credit facility made available to Accuride pursuant to the DIP Credit Agreement and the DIP Orders.

51.           “DIP Facility Claim” means any Claim of the DIP Agent, any DIP Lender or any other “DIP Secured Party” (as defined in the DIP Orders) arising from, under or in connection with the DIP Facility (including, without limitation, any and all “Obligations” as defined in the DIP Facility Credit Agreement), the other “Loan Documents” as defined therein and/or the DIP Orders, including in respect of all “DIP Obligations” as defined in the DIP Orders.

52.           “DIP Facility Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of October 9, 2009, among Accuride, as borrower, the other Debtors, as guarantors, the DIP Lenders, the DIP Agent and the party identified as the syndication agent in the DIP Facility Credit Agreement (as amended, waived, supplemented, refinanced and as otherwise modified from time to time).

53.           “DIP Lenders” means the banks, financial institutions and other parties identified as “Secured Parties” in the DIP Facility Credit Agreement or “DIP Secured Parties” in the DIP Orders from time to time.

54.           “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

55.           “Disclosure Statement” means that certain Disclosure Statement for Joint Plan of Reorganization for Accuride Corporation, et al. under Chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, that was approved by the Disclosure Statement Order and describes this Plan, including all exhibits and schedules thereto and references therein that relate to this Plan.

56.           “Disclosure Statement Order” means that certain Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan and (D) Approving the Manner and Forms of Notice and Other Related Documents, entered by the Bankruptcy Court on December [    ], 2009 [Docket No.       ], as the order may be amended from time to time.

57.           “Disputed Claim or Equity Interest” means a Claim or Equity Interest, or any portion thereof:  (a) listed on the Schedules, as unliquidated, disputed or contingent; (b) that is the subject of an objection or request for estimation filed or is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law and which objection has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; or (c) that is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by Final Order.

58.           “Distribution Agent” means Reorganized Accuride or any party designated by Reorganized Accuride to serve as distribution agent under this Plan.  For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims and Allowed Prepetition Credit Facility Claims, the DIP Agent and the Prepetition Agent, respectively, will be and shall act as the Distribution Agent.

59.           “Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions hereunder and shall be the Voting Deadline or such other date as designated in an order of the Bankruptcy Court.

60.           “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date.

61.           “Effective Date” means the Business Day that this Plan becomes effective as provided in Article IX hereof.

62.           “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

63.           “Equity Incentive Program” means a post-Effective Date director and employee equity incentive program to be determined by the New Board providing for the issuance from time to time of shares of the New Common Stock of Accuride, including the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

64.           “Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to such Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and put rights; and (4) stock-appreciation rights, and (b) any Claim against such Debtor subordinated pursuant to section 510(b) of the Bankruptcy Code, in each case as in existence immediately prior to the Effective Date.

65.           “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

66.           “Estates” means the bankruptcy estates of the Debtors created by virtue of section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

67.           “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§  78a et seq., as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

68.           “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and the members thereof in their capacity as such; (d) the Ad Hoc Noteholders Group and the members thereof in their capacity as such; (e) the DIP Lenders; (f) the Prepetition Lenders; (g) the Backstop Investors; (h) the Administrative, Collateral and Other Agents; and (i) the Indenture Trustee, and the respective Related Persons of each of the foregoing Entities; provided however, that no Non-Released Party will be an Exculpated Party.

69.           “Exculpation” means the exculpation provision set forth in Article X.D hereof.

70.           “Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

71.           “Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

72.           “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

73.           “Final DIP Order” means that certain Final Order Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Authorizing the Debtors to (I) Use Cash Collateral of the Prepetition Secured Parties, (II) Obtain Postpetition Financing and (III) Provide Adequate Protection to the Prepetition Secured Parties, entered by the Bankruptcy Court on November 2, 2009 [Docket No. 182], as such order may be amended from time to time.

74.           “Final Order” means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, no stay pending appeal has been granted or such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, new trial, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the

Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

75.           “General Unsecured Claim” means any Claim against any Debtor that is not a/an: (a) DIP Facility Claim; (b) Administrative Claim; (c) Priority Tax Claim; (d) Secured Tax Claim, (e) Other Priority Claim; (e) Other Secured Claim; (f) Prepetition First Out Credit Agreement Claim; (g) Prepetition Last Out Credit Agreement Claim; (h) Subordinated Notes Claim, (i) Intercompany Claim or (j) Equity Interest.

76.           “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

77.           “Holder” means an Entity holding a Claim against, or Equity Interest in, any Debtor and, with respect to the Subordinated Notes Claims, the Beneficial Holder thereof as of the applicable date of determination or any authorized agent of such Entity who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions that are attached to the Ballot or Master Ballot, as applicable.

78.           “Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

79.           “Indemnification Provision” means each of the indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, board resolutions, employment contracts or otherwise) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors who served in such capacity on or any time after the Petition Date.

80.           “Indemnified Parties” means, collectively, each Debtor and each of its officers, directors and employees, each in their respective capacities as such and solely to the extent that each such party was serving in such capacity on or any time after the Petition Date; provided however, that no Non-Released Party will be an Indemnified Party.

81.           “Indenture” means that certain indenture governing the Subordinated Notes, dated as of January 31, 2005, (as amended, waived, supplemented, refinanced and as otherwise modified from time to time) between Accuride, as issuer, certain guarantors, and the Indenture Trustee.

82.           “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee for the Subordinated Notes, or any successor trustee.

83.           “Indenture Trustee Fees” means the reasonable fees and reasonable unpaid out-of-pocket costs and expenses incurred by the Indenture Trustee through the Effective Date in accordance with the Indenture.

84.           “Initial Distribution Date” means, subject to the “Treatment” sections in Article III hereof, the date that is as soon as practicable after the Effective Date, when distributions under this Plan shall commence to Holders of Allowed Claims and Equity Interests.

85.           “Intercompany Claims” means any Claims of a Debtor against any other Debtor.

86.           “Interim DIP Order” means that certain Interim Order Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure (A) Authorizing the Debtors to (I) Use Cash Collateral of the Prepetition Secured Parties, (II) Obtain Postpetition Financing and (III) Provide Adequate Protection to the Secured Parties, and (B) Providing Notice and Scheduling Final Hearing, entered by the Bankruptcy Court on October 9, 2009 [Docket No. 34].

87.           “Intermediary Record Owners” means, as of the applicable date of determination, the banks, brokerage firms, or the agents thereof as the Entity through which the Beneficial Holders hold the Subordinated Notes or Accuride Other Equity Interests, as applicable.

88.           “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

89.           “Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Entity, including, without limitation, the Causes of Action of the Debtors.  A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date is attached hereto as Plan Schedule 2 or Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against the Debtors as of the Effective Date and any Causes of Action against any Non-Released Party.  The Debtors will serve Plan Schedule 2 on any Person or Entity added to such schedule.

90.           “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

91.           “Master Ballots” means the ballot distributed to the Registered Record Owners or Intermediary Record Owners, as applicable, of the Subordinated Notes and Accuride Other Equity Interests to record the votes of the Beneficial Holders of the Subordinated Notes and Accuride Other Equity Interests as of the Voting Record Date applicable to Subordinated Notes Claims and Accuride Other Equity Interests.

92.           “New Board” means the initial board of directors of Reorganized Accuride.

93.           “New Common Stock” means the shares of common stock or other equity securities of Reorganized Accuride authorized to be issued pursuant to this Plan and the Amended Organizational Documents.

94.           “New Indenture” means the indenture pursuant to which the New Notes will be issued on the Effective Date, in substantially the form attached to this Plan as Exhibit C or Filed with the Plan Supplement.

95.           “New Notes” means the 7.5% Senior Convertible Notes due 2020 in the aggregate principal amount of $140 million to be issued by Accuride to the Rights Offering Purchasers and/or the Backstop Investors pursuant to the Rights Offering, the Backstop Commitment Agreement and this Plan, the terms of which are described in the term sheet attached hereto as Exhibit D.  On the Effective Date, the New Notes will be convertible into an aggregate of (i) 187,500,000 shares of New Common Stock of Reorganized Accuride, if the Holders of Accuride Other Equity Interests and the Holders of Subordinated Notes Claims vote to accept the Plan, and (ii) 183,750,000 shares of New Common Stock, if the Holders of Subordinated Notes Claims vote to accept the Plan but the Holders of Accuride Other Equity Interests do not vote to accept the Plan.  If the Holders of Accuride Other Equity Interests and the Holders of Subordinated Notes Claims vote to accept the Plan and the New Warrants issued under the Plan are subsequently exercised in full in cash, the New Notes will be adjusted to be convertible into an aggregate of 220,588,235 shares of New Common Stock.

96.           “New Securities and Documents” means collectively the Subscription Rights, the New Common Stock, the New Notes, the New Warrants and any and all other securities, notes, stock, instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to this Plan.

97.           “New Warrants” means the Warrants to be issued by Reorganized Accuride to Class 10 (if both Class 7 and Class 10 vote to accept the Plan) pursuant to this Plan, substantially in the form of Exhibit E attached hereto or Filed with the Plan Supplement, exercisable for an aggregate of 22,058,824 shares of New Common Stock at the strike price set forth in Exhibit E.

98.           “Non-Released Party” means each of the Entities listed as Non-Released Parties on Plan Schedule 3 attached hereto or Filed with the Plan Supplement in the capacities set forth in Plan Schedule 3.  The Debtors will serve Plan Schedule 3 on any Person or Entity added to such schedule.

99.           “Non-Voting Classes” means, collectively, Classes 1, 2, 3, 5, 6, 8, 9 and 11.

100.         “Noteholder Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of October 7, 2009, by and among Accuride Corporation and each of the holders of the Subordinated Notes party thereto a copy of which is attached as Exhibit B to the Declaration of James H. Woodward Jr. in Support of Chapter 11 Petitions and First Day Pleadings dated as of October 8, 2009 [Docket No. 3].

101.         “Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on November 2, 2009 [Docket No. 168], as such order may be amended from time to time.

102.         “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

103.         “Other Secured Claim” means any Secured Claim other than an Administrative Claim, DIP Facility Claim, Secured Tax Claim, Prepetition First Out Credit Agreement Claim or Prepetition Last Out Credit Agreement Claim.

104.         “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

105.         “Petition Date” means October 8, 2009, the date on which the Debtors commenced the Chapter 11 Cases.

106.         “Plan” means this Joint Plan of Reorganization of Accuride Corporation, et al., dated November 17, 2009, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time.

107.         “Plan Schedule” means a schedule annexed to either this Plan or as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

108.         “Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, which shall be filed with the Bankruptcy Court on or before January 15, 2009.

109.         “Prepetition Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent and/or collateral agent under the Prepetition Credit Agreement, and its successors.

110.         “Prepetition Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005, among Accuride and Accuride Canada, as borrowers, the Prepetition Lenders, the Prepetition Agent and certain other institutions, as agents, arrangers, bookrunners and issuing lenders, as the case may be (as amended, waived, supplemented, refinanced and as otherwise modified from time to time).

111.         “Prepetition Credit Facility Claim” means any Prepetition First Out Credit Agreement Claim or any Prepetition Last Out Credit Agreement Claim.

112.         “Prepetition First Out Credit Agreement Claim” means any Prepetition First Out Credit Agreement LC Claim or any Prepetition First Out Credit Agreement Other Claim.

113.         “Prepetition First Out Credit Agreement LC Claim” means any contingent Claim of the Issuing Bank (as defined in the Prepetition Credit Agreement) for any Letter of Credit (as defined in the Prepetition Credit Agreement) that remains undrawn as of the Effective Date.

114.         “Prepetition First Out Credit Agreement Other Claim” means any Claim of the Prepetition Agent or any Prepetition Lender against any Debtor for “First Out Loan Obligations;” as defined in the Prepetition Credit Agreement, including, without limitation, the “PIK Advances” incurred prior to and after the Petition Date and the fees and expenses of the holder of the Prepetition Last Out Credit Agreement Claim payable under the Prepetition Credit Agreement (if any) incurred prior to or after the Petition Date, but excluding the Prepetition Last Out Credit Agreement Claims and the Prepetition First Out Credit Agreement LC Claims.

115.         “Prepetition Lenders” means the banks, financial institutions and other parties identified as “Secured Parties” in the Prepetition Credit Agreement from time to time.

116.         “Prepetition Last Out Credit Agreement Claim” means any Claim of Sun Accuride Debt Investment, LLC or any other Prepetition Lender against any Debtor for “Last Out Loan Obligations,” as defined in the Prepetition Credit Agreement.  The Prepetition Last Out Credit Agreement Claim excludes “PIK Advances”, which are classified as Prepetition First Out Credit Agreement Other Claims.

117.         “Prepetition Last Out Payment Amount” means $70.1 million in Cash.

118.         “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

119.         “Professional” means (a) any Entity employed in the Chapter 11 Cases pursuant to section 327, 363 or 1103 of the Bankruptcy Code or otherwise and (b) any Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

120.         “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for Accrued Professional Compensation.

121.         “Professional Fees Bar Date” means the Business Day that is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

122.         “Proof of Claim” means a proof of Claim or Equity Interest Filed against any Debtor in the Chapter 11 Cases.

123.         “Pro Rata” means the proportion that (a) the Allowed amount of a Claim or Equity Interest in a particular Class (or several Classes taken as a whole) bears to (b) the aggregate Allowed amount of all Claims or Equity Interests in such Class (or several Classes taken as a whole), unless this Plan provides otherwise.

124.         “Pro Rata Share of the Rights Offering Notes” means, with respect to an applicable Rights Offering Participant, the proportion that (a) the Allowed amount of Subordinated Notes Claims held by such Rights Offering Participant bears to (b) the aggregate Allowed amount of all Subordinated Notes Claims.

125.         “Registered Record Owners” means, as of the applicable date of determination, the respective owners of the Subordinated Notes or Accuride Other Equity Interests whose holdings thereof are in their own name on the books and records of Accuride.

126.         “Registration Agreement” means the Registration Agreement, in substantially the form attached to this Plan as Exhibit F or Filed with the Plan Supplement.

127.         “Reinstated” means, with respect to any Claim, (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with Section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

128.         “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them; provided, however, that no insurer of any Debtor and no Non-Released Party shall constitute a Related Person.

129.         “Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

130.         “Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and the members thereof in their capacity as such; (d) the Ad Hoc Noteholders Group and the members thereof in their capacity as such; (e) the DIP Lenders in their capacity as such; (f) the Prepetition Lenders in their capacity as such; (g) the Backstop Investors; (h) the Administrative, Collateral and Other Agents; and (i) the Indenture Trustee, and the respective Related Persons of each of the foregoing; provided however, that no Non-Released Party shall constitute a Released Party.

131.         “Releasing Party” has the meaning set forth in Article X.B hereof.

132.         “Remaining Rights Offering Notes” means those Rights Offering Notes that are not subscribed for pursuant to the Rights Offering prior to the expiration of the Subscription Deadline.

133.         “Reorganized Accuride” means Accuride, as reorganized pursuant to this Plan on or after the Effective Date.

134.         “Reorganized Debtors” means Reorganized Accuride and each other Debtor, as reorganized pursuant to this Plan on or after the Effective Date.

135.         “Required Noteholders” shall have the meaning set forth in the Noteholder Restructuring Support Agreement.

136.         “Requisite Independent Supporting Lenders” shall have the meaning ascribed to it in that certain Restructuring Support Agreement, dated as of October 7, 2009, by and among the Debtors and certain of the lenders party to the Prepetition Credit Agreement and attached as Exhibit B to the Declaration of James H. Woodward Jr. in Support of Chapter 11 Petitions and First Day Pleadings dated as of October 8, 2009 [Docket No. 3].

137.         “Restructured Credit Facility” means that certain secured credit facility evidenced by the Restructured Credit Facility Agreement and the other “Loan Documents” (as defined therein), which amends, restates and supersedes in its entirety, the Prepetition Credit Facility evidenced by the Prepetition Credit Agreement and, as applicable, the other “Loan Documents” (as defined therein).

138.         “Restructured Credit Facility Agreement” means, collectively, the Fifth Amended and Restated Credit Agreement among Reorganized Accuride and Accuride Canada, as borrowers, the lenders named therein, Deutsche Bank Trust Company Americas, as administrative agent, and Deutsch Bank Securities, Inc. as lead arranger, together with the Consent to the Fifth Amended and Restated Credit Agreement among the Debtors, Accuride Canada, Deutsche Bank Trust Company Americas, as administrative agent, and the lenders party thereto, in substantially the form attached to this Plan as Exhibit G or Filed with the Plan Supplement, as amended, restated, supplemented and/or otherwise modified from time to time.

139.         “Rights Offering” means that certain $140 million rights offering of New Notes to be offered to the Rights Offering Participants, the terms of which are set forth in Article V.H of this Plan and which were approved by the Bankruptcy Court in the Rights Offering Approval Order.

140.         “Rights Offering Amount” means $140 million.

141.         “Rights Offering Approval Order” means that certain Order (A) Authorizing the Debtors to Conduct Rights Offering and (B) Approving Registration Agreement, Subscription Agreement and Subscription Form, entered by the Bankruptcy Court on December 18, 2009, [Docket No. 442], as such order may be amended from time to time.

142.         “Rights Offering Notes” means the New Notes to be issued and sold through the Rights Offering (including the Remaining Rights Offering Notes to be issued pursuant to the Backstop Commitment Agreement).

143.         “Rights Offering Participant” means each Holder of a Subordinated Notes Claim as of the Rights Offering Record Date that is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and (ii) eligible to participate in the Rights Offering as of the Rights Offering Record Date.

144.         “Rights Offering Purchaser” means a Rights Offering Participant who timely and properly executes and delivers the Subscription Form to the Debtors or other Entity specified in the Subscription Form prior to the expiration of the Subscription Deadline.

145.         “Rights Offering Record Date” means the date for determining which Holders of Subordinated Notes Claims are “accredited investors” eligible to participate in the Rights Offering and shall be the Voting Record Date applicable to Subordinated Notes Claims, or such other date as designated in an order of the Bankruptcy Court.

146.         “Scheduled” means with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

147.         “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules they may be amended, modified, or supplemented from time to time.

148.         “Secured Claim” means a Claim that is secured by a Lien on property in which any Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

149.         “Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

150.         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

151.         “Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

152.         “Stock Backstop Fee” shall have the meaning ascribed to it in the Backstop Commitment Agreement.

153.         “Subordinated Notes” means those certain 8.5% Senior Subordinated Notes due 2015 issued under the Indenture.

154.         “Subordinated Notes Claim” means any Claim arising from, under or in connection with the Subordinated Notes or Indenture.

155.         “Subscription Commencement Date” means the date on which the Subscription Period commences, which shall be the earliest date reasonably practicable occurring after the Rights Offering Record Date.

156.         “Subscription Deadline” means the date on which the Rights Offering shall expire as set forth in the Subscription Form, which date shall be the Voting Deadline.

157.         “Subscription Form” means, collectively, that certain subscription form and subscription agreement to be distributed to Rights Offering Participants pursuant to which such Rights Offering Participants may exercise their Subscription Rights, which form and agreement are attached hereto as Exhibit H and were approved by the Bankruptcy Court under the Rights Offering Approval Order.

158.         “Subscription Notification Date” means a date that is not later than five (5) Business Days following the Subscription Deadline.

159.         “Subscription Payment Amount” means, with respect to a particular Rights Offering Purchaser, an amount of Cash equal to the Rights Offering Amount multiplied by such Rights Offering Purchaser’s subscribed for portion of its Pro Rata Share of the Rights Offering Notes.

160.         “Subscription Payment Date” means a date that is not later than five (5) Business Days following the applicable Subscription Notification Date (or such later date as approved in writing by the Debtors or Reorganized Debtors); provided, however, that such date must occur on or prior to the Effective Date.

161.         “Subscription Period” means the time period during which the Rights Offering Participants may subscribe to purchase the Rights Offering Notes, which period shall commence on the Subscription Commencement Date and expire on the Subscription Deadline.

162.         “Subscription Price” shall have the meaning ascribed to it in Article V.H hereof.

163.         “Subscription Right” means the right to participate in the Rights Offering, which right shall be non-Transferable and non-certificated as set forth in Article V.H of this Plan.

164.         “Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims other the initial distribution given on the Initial Distribution Date.

165.         “Subsequent Distribution Date” means the date ninety (90) days after the Initial Distribution Date and the date that is each ninety (90) days thereafter.

166.         “Subsidiaries” means the Entities listed on Plan Schedule 1 other than Accuride.

167.         “Transaction Expenses” means the aggregate amount of reasonable fees and expenses payable by the Debtors in connection with the Chapter 11 Cases, including the fees and expenses payable to the DIP Agent, the DIP Lenders and the Backstop Investors (including those approved by the Backstop Commitment Agreement Assumption Order), all fees and expenses (whether accrued prepetition or postpetition) of the Prepetition Agent and the members of the steering committee of Prepetition Lenders, the Ad Hoc Noteholders Group Fees and Expenses, as well as the fees and expenses payable under the Restructured Credit Facility.

168.         “Transfer” or “Transferable” means, with respect to any security or the right to receive a security or to participate in any offering of any security, including the Rights Offering, (i) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such security or right or the beneficial ownership thereof, (ii) the offer to make such a sale, transfer, constructive sale, or other disposition, and (iii) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing.  The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such security or right, (ii) entering into or acquiring an offsetting derivative contract with respect to such security or right, (iii) entering into or acquiring a futures or forward contract to deliver such security or right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing.  The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any security or right, the beneficial ownership of such security or right by a Person and by any direct or indirect subsidiary of such Person.

169.         “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

170.         “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

171.         “Voting and Claims Agent” means The Garden City Group, Inc., in its capacity as solicitation, notice, claims and balloting agent for the Debtors, pursuant to that certain Order Authorizing the Debtors to Retain and Employ The Garden City Group, Inc., as Notice, Claims and Balloting Agent for the Debtors and Authorizing the Appointment of The Garden City Group, Inc., as Notice, Claims and Balloting Agent to the Office of the Clerk of the Court, entered by the Bankruptcy Court on October 9, 2009 [Docket No. 35].

172.         “Voting Classes” means, collectively, Classes 4A, 4B, 7 and 10.

173.         “Voting Deadline” means January 29, 2010 at 5:00 p.m. prevailing New York Time for all Holders of Claims and Equity Interests, which is the date and time by which all Ballots, Beneficial Holder Ballots and Master Ballots, as applicable, must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Order, or such other date and time as may be established by the Bankruptcy Court with respect to any Voting Class.

174.         “Voting Record Date “ means the date for determining which Holders of Claims and Equity Interests are entitled to receive the Disclosure Statement and vote to accept or reject this Plan, as applicable, which date is December 11, 2009 for Holders of Subordinated Notes and Accuride Other Equity Interests and which date is December 18, 2009 for all other Holders of Claims and Equity Interests, as set forth in the Disclosure Statement Order.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY AND PRIORITY TAX CLAIMS

A.                                     Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash for the unpaid portion of such Allowed Administrative Claim; or (ii) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that Administrative Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.               Bar Date for Administrative Claims

Except as otherwise provided in this Article II.A hereof, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.  Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by order of the Bankruptcy Court.

2.               Professional Compensation and Reimbursement Claims

(a) Professional Fee Claims. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order.  Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim.  Each Holder of an Allowed Professional Fee Claim shall be paid by the Reorganized Debtors in Cash within five Business Days of entry of the order approving such Allowed Professional Fee Claim.

(b) Ad Hoc Noteholders Group Fees and Expenses, Secured Lenders’ Fees and Expenses and Committee Members’ Fees and Expenses.  The Ad Hoc Noteholders Group Professionals, the DIP Agent’s and the DIP Lenders’ professionals, the Prepetition Agent’s professionals and the professionals of the members of the steering committee of Prepetition Lenders and the members of the Committee and the professionals of the members of the Committee (in connection with their work on Committee matters) shall not be required to comply with the U.S. Trustee fee guidelines, but shall provide reasonably detailed statements (redacted if necessary for privileged, confidential or otherwise sensitive information) to the Office of the U.S. Trustee, counsel for any Committee and the Debtors.  Notwithstanding anything herein to the contrary, the Debtors shall, within ten (10) days of presentment of such statements, if no written objections to the reasonableness of the fees and expenses charged in any such invoice (or portion thereof) is made, pay in Cash the Ad Hoc Noteholders Group Fees and Expenses, and all unpaid reasonable fees and expenses (whether accrued prepetition or postpetition) of the Prepetition Agent, the DIP Agent, the DIP Lenders, each of the Prepetition Lenders that are members of the steering committee of Prepetition Lenders, and each of the members of the Ad Hoc Noteholders Group related to and arising from membership in such group, as Administrative Claims.  Any objection to the payment of such fees or expenses shall be made only on the basis of “reasonableness,” and shall specify in writing the amount of the contested fees and expenses and the detailed basis for such objection.  To the extent an objection only contests a portion of an invoice, the undisputed portion thereof shall be promptly paid.  If any such objection to payment of an invoice (or any portion thereof) is not otherwise resolved between the Debtors, the Committee or the U.S. Trustee and the issuer of the invoice, either party may submit such dispute to the Court for a determination as to the reasonableness of the relevant disputed fees and expenses set forth in the invoice.  The Bankruptcy Court shall resolve any dispute as to the reasonableness of any fees and expenses if the Debtors or Reorganized Debtors and any such Entity cannot agree on the amount of fees and expenses to be paid to such party.

B.                                     DIP Facility Claims

Unless otherwise agreed to by the DIP Lenders, the Allowed DIP Facility Claims shall be indefeasibly paid and satisfied in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims.  Upon indefeasible payment and satisfaction in full of all Allowed DIP Facility Claims, the DIP Facility Credit Agreement and all “Loan Documents” as defined therein, and all Liens and security interests granted to secure the DIP Facility Claims, shall be immediately terminated, extinguished and released, and the DIP Agent shall promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.  Notwithstanding the above, any indemnity provisions contained in the DIP Facility Credit Agreement shall survive such termination, release and satisfaction in the manner and to the extent set forth therein.

C.                                    Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors:  (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (c) pursuant to and in accordance with sections 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, further, that Priority Tax Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court.  Any installment payments to be made under clause (c) above shall be made in equal quarterly Cash payments beginning on the Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.                                     Summary

All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified as described below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	Secured Tax Claims	Unimpaired	Deemed to Accept

4A	Prepetition First Out Credit Agreement LC Claims	Impaired	Entitled to Vote

4B	Prepetition First Out Credit Agreement Other Claims	Impaired	Entitled to Vote

5	Prepetition Last Out Credit Agreement Claims	Unimpaired	Deemed to Accept

6	General Unsecured Claims	Unimpaired	Deemed to Accept

7	Subordinated Notes Claims	Impaired	Entitled to Vote

8	Intercompany Claims	Unimpaired	Deemed to Accept

9	Accuride Preferred Equity Interests	Unimpaired	Deemed to Accept

10	Accuride Other Equity Interests	Impaired	Entitled to Vote

11	Equity Interests in Subsidiaries	Unimpaired	Deemed to Accept

B.                                     Classification and Treatment of Claims and Equity Interests

1.               Class 1 — Other Priority Claims

(a)                                  Classification: Class 1 consists of the Other Priority Claims.

(b)                                 Treatment:  The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court.

(c)                                  Voting:  Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject this Plan.

2.               Class 2 et seq. — Other Secured Claims

(a)                                  Classification:  Each Class 2 Claim is an Other Secured Claim against the applicable Debtor.  With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 2A, Class 2B and so on), so that each holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified Other Secured Claims.

(b)                                 Treatment:  The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court.  Each Holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

(c)                                  Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject this Plan.

3.               Class 3 et seq. — Secured Tax Claims

(a)                                  Classification:  Each Class 3 Claim is an Secured Tax Claim against the applicable Debtor.  With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 3A, Class 3B and so on), so that each holder of any Secured Tax Claim against such Debtor is in a Class by itself, except to the extent that there are Secured Tax Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified Secured Tax Claims.

(b)                                 Treatment:  The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim due and payable on or prior to the Effective Date shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors:  (a) Cash in an amount equal to the amount of such Allowed Class 3 Claim; (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Class 3 Claim at a later date; or (c) pursuant to and in accordance with sections 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, further, that Class 3 Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court.  Each Holder of an Allowed Class 3 Claim shall retain the Liens securing its Allowed Class 3 Claim as of the Effective Date until full and final payment of such Allowed Class 3 Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Class 3 Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.  Any installment payments to be made under clause (c) above shall be made in equal quarterly Cash payments beginning on the first Subsequent Distribution Date following the Effective Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Secured Tax Claim.

(c)                                  Voting:  Class 3 is an Unimpaired Class, and the Holders of Class 3 Claims shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 3 Claims are not entitled to vote to accept or reject this Plan.

4.               Class 4A — Prepetition First Out Credit Agreement LC Claims

(a)                                  Classification:  Class 4A consists of the Prepetition First Out Credit Agreement LC Claims.

(b)                                 Allowance:  On the Effective Date, the Prepetition First Out Credit Agreement LC Claims shall be deemed Allowed contingent claims in an aggregate amount equal to $2 million.

(c)                                  Treatment:  On the Effective Date, the Prepetition Credit Agreement and all “Loan Documents” as defined therein shall, subject to satisfaction or waiver of the conditions precedent set forth in the Restructured Credit Facility Agreement, be amended, restated and replaced in their entirety by the Restructured Credit Facility Agreement and all “Loan Documents” as defined therein; provided, that certain “Collateral Documents” (as defined in the Prepetition Credit Agreement) shall be amended, supplemented or otherwise modified and shall constitute and become “Collateral Documents” (as defined in the Restructured Credit Facility Agreement), and shall secure all the obligations under the Restructured Credit Facility Agreement and the other “Loan Documents” (as defined in the Restructured Credit Facility Agreement).  On the Effective Date, the Holder of the Allowed Prepetition First Out Credit Agreement LC Claim shall receive, as prepetition letter of credit issuer, the right to receive the letter of credit fees, the reimbursement rights and the other rights set forth in the Restructured

Credit Facility Agreement, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim.  Upon the effectiveness of the Restructured Credit Facility Agreement and receipt by the Distribution Agent of the Prepetition Last Out Payment Amount described below, the Prepetition Credit Agreement and all Liens securing such Allowed Prepetition First Out Credit Agreement LC Claims, shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity; provided, however, that certain “Collateral Documents” and Liens granted thereunder shall, notwithstanding the release, termination and extinguishment of the Liens securing the obligations under the Prepetition Credit Agreement, continue in existence for the purpose of securing the obligations under the Restructured Credit Facility Agreement and the  other “Loan Documents” (as defined in the Restructured Credit Facility Agreement).  The Prepetition Agent and the Prepetition Lenders shall promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) of any and all “Loan Documents” (as defined in the Prepetition Credit Agreement) that do not constitute and become “Collateral Documents” (as defined in the Restructured Credit Facility Agreement) as may be reasonably requested by the Reorganized Debtors.

(d)                                 Voting:  Class 4A is Impaired, and Holders of Class 4A Claims are entitled to vote to accept or reject this Plan.

5.               Class 4B — Prepetition First Out Credit Agreement Other Claims

(a)                                  Classification: Class 4B consists of the Prepetition First Out Credit Agreement Other Claims.

(b)                                 Allowance: On the Effective Date, the Prepetition First Out Credit Agreement Other Claims shall be deemed Allowed in an aggregate amount equal to $306.2 million.

(c)                                  Treatment:  On the Effective Date, the Prepetition Credit Agreement and all “Loan Documents” as defined therein shall, subject to satisfaction or waiver of the conditions precedent set forth in the Restructured Credit Facility Agreement, be amended, restated and replaced in their entirety by the Restructured Credit Facility Agreement and all “Loan Documents” as defined therein; provided, that certain “Collateral Documents” (as defined in the Prepetition Credit Agreement) shall be amended, supplemented or otherwise modified and shall constitute and become “Collateral Documents” (as defined in the Restructured Credit Facility Agreement), and shall secure all the obligations under the Restructured Credit Facility Agreement and the other “Loan Documents” (as defined in the Restructured Credit Facility Agreement).  On the Effective Date, each and every Holder of an Allowed Prepetition First Out Credit Agreement Other Claim shall become a “Lender” under the Restructured Credit Facility Agreement on a Pro Rata basis with all of the rights set forth therein, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim.  Upon the effectiveness of the Restructured Credit Facility Agreement and receipt by the Distribution Agent of the Prepetition Last Out Payment Amount described below, the Prepetition Credit Agreement and all Liens securing such Allowed Prepetition First Out Credit Agreement LC Claims, shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity; provided, however, that certain “Collateral Documents” and Liens granted thereunder shall, notwithstanding the release, termination and extinguishment of the Liens securing the obligations under the Prepetition Credit Agreement, continue in existence for the purpose of securing the obligations under the Restructured Credit Facility Agreement and the  other “Loan Documents” (as defined in the Restructured Credit Facility Agreement).  The Prepetition Agent and the Prepetition Lenders shall promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) of any and all “Loan Documents” (as defined in the Prepetition Credit Agreement) that do not constitute and become “Collateral Documents” (as defined in the Restructured Credit Facility Agreement) as may be reasonably requested by the Reorganized Debtors.

(d)                                 Voting: Class 4B is Impaired, and Holders of Class 4B Claims are entitled to vote to accept or reject this Plan.

6.               Class 5 — Prepetition Last Out Credit Agreement Claims

(a)                                  Classification: Class 5 consists of the Prepetition Last Out Credit Agreement Claims.

(b)                                 Allowance: On the Effective Date, the Prepetition Last Out Credit Agreement Claims shall be deemed Allowed in an aggregate amount equal to $70.1 million.

(c)                                  Treatment:  On the Effective Date, the Distribution Agent shall receive for and on behalf of each and every Holder of an Allowed Prepetition Last Out Credit Agreement Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, the Prepetition Last Out Payment Amount, which the Distribution Agent shall promptly distribute Pro Rata to or for the benefit of Holders of Allowed Prepetition Last Out Credit Agreement Claims.  Upon the Distribution Agent’s receipt of the foregoing and upon the effectiveness of the Restructured Credit Facility described above, the Prepetition Credit Agreement, and all Liens securing such Allowed Prepetition Last Out Credit Agreement Claims, shall be deemed released, terminated and extinguished as and to the extent described in Sections III.B.4.c. and III.B.5.c. above and, in any event, such

Liens shall no longer secure the Allowed Prepetition Last Out Credit Agreement Claims, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

(d)                                 Voting: Class 5 is an Unimpaired Class, and the Holders of Class 5 Claims shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 5 Claims are not entitled to vote to accept or reject this Plan.

7.               Class 6 — General Unsecured Claims

(a)                                  Classification: Class 6 consists of the General Unsecured Claims.

(b)                                 Treatment:  Subject to Article VIII hereof solely to the extent, if any, of the legal, equitable and contractual rights in respect of any Class 6 Claim under applicable non-bankruptcy law, each Allowed Class 6 Claim shall be, at the Debtors’ option: (i) Reinstated and paid, subject to the terms and conditions thereof, in Cash when due in the ordinary course of the Debtors’ business operations and not on the Effective Date or (ii) otherwise rendered not impaired pursuant to section 1124 of the Bankruptcy Code, including with respect to payment on the Effective Date or as soon as practicable thereafter, except to the extent that the Reorganized Debtors and such Holder agree to other less favorable treatment in writing.

(c)                                  Voting: Class 6 is an Unimpaired Class, and the Holders of Class 6 Claims shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 6 Claims are not entitled to vote to accept or reject this Plan.

8.               Class 7 — Subordinated Notes Claims

(a)                                  Classification: Class 7 consists of the Subordinated Notes Claims.

(b)                                 Allowance:  On the Effective Date, the Subordinated Notes Claims shall be deemed Allowed in an aggregate amount equal to $291,222,736.98 million.

(c)                                  Treatment:  On the Effective Date, the Distribution Agent shall receive for and on behalf of each and every Holder of an Allowed Subordinated Notes Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, 98,000,000 shares of the New Common Stock.  The Distribution Agent shall promptly distribute the New Common Stock on a Pro Rata basis to the Holders of Allowed Subordinated Notes Claims.

(d)                                 Voting: Class 7 is Impaired, and Holders of Class 7 Claims are entitled to vote to accept or reject this Plan.

9.               Class 8 — Intercompany Claims

(a)                                  Classification: Class 8 consists of the Intercompany Claims.

(b)                                 Treatment: Notwithstanding the substantive consolidation of the Debtors for voting and distribution purposes under the Plan, on the Effective Date, all Class 8 Intercompany Claims shall be Reinstated.

(c)                                  Voting: Class 8 is an Unimpaired Class, and the Holders of Class 8 Claims will be conclusively deemed to have accepted this Plan.  Therefore, Holders of Class 8 Claims will not be entitled to vote to accept or reject this Plan.

10.         Class 9 — Accuride Preferred Equity Interests

(a)                                  Classification:  Class 9 consists of all of the Accuride Preferred Equity Interests

(b)                                 Treatment:  On the Effective Date, immediately after the Accuride Other Equity Interests are canceled, the Accuride Preferred Equity Interests shall be redeemed in accordance with Section 3 of the Certificate of Designation of Series A Preferred Stock of Accuride Corporation (the “Certificate of Designation”) and the Holder of the Accuride Preferred Equity Interests shall, upon surrender of the Accuride Preferred Equity Interests, receive the $100 liquidation preference in Cash.  In accordance with the Certificate of Designation, from and after notice of redemption, the Accuride Preferred Equity Interests shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preferences and powers (including voting rights and powers) of the Accuride Preferred Equity Interests shall automatically cease and terminate.

(c)                                  Voting:  Class 9 is an Unimpaired Class, and the Holders of Class 9 Equity Interests shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 9 Equity Interests are not entitled to vote to accept or reject this Plan.

11.         Class 10 — Accuride Other Equity Interests

(a)                                  Classification: Class 10 consists of all of the Accuride Other Equity Interests.

(b)                                 Treatment: On the Effective Date, all Class 10 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.  In the event Class 10 votes to reject the Plan, the Holders of Class 10 Equity Interests shall not receive any distribution or retain any property on account of such Class 10 Equity Interests.  In the event that Class 7 and Class 10 vote to accept the Plan, on the Initial Distribution Date, each holder of Accuride Other Equity

Interests as of the Distribution Record Date shall receive a Pro Rata share of 2,000,000 shares of the New Common Stock and its Pro Rata share of the New Warrants in satisfaction of its Class 10 Equity Interests.

(c)                                  Voting: Class 10 is Impaired, and the Holders of Class 10 Equity Interests are entitled to vote to accept or reject this Plan.

12.         Class 11 —  Equity Interests in Subsidiaries

(a)                                  Classification:  Class 11 consists of the Equity Interests in the Subsidiaries.

(b)                                 Treatment:  On the Effective Date, the Reorganized Debtors shall retain the Equity Interests they hold in the Subsidiaries.

(c)                                  Voting:  Class 11 is an Unimpaired Class, and the Holders of Class 11 Equity Interests shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 11 Equity Interests are not entitled to vote to accept or reject this Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Discharge of Claims

Except as otherwise provided herein and effective as of the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including (except in the case of postpetition interest comprising part of the Prepetition First Out Credit Agreement Claim or the DIP Facility Claim) any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) this Plan shall bind all Holders of Claims and Equity Interests, notwithstanding whether any such Holders abstained from voting to accept or reject this Plan or voted to reject this Plan; (iii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.                                     Presumed Acceptance of Plan

Classes 1, 2, 3, 5, 6, 8, 9 and 11 are Unimpaired under this Plan, and are, therefore, presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

B.                                     Voting Classes

Each Holder of an Allowed Claim or Allowed Equity Interest as of the applicable Voting Record Date in each of the Voting Classes (Classes 4A, 4B, 7 and 10) shall be entitled to vote to accept or reject this Plan.

C.                                    Acceptance by Impaired Classes of Claims and Equity Interests

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.  Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, a Class of Equity Interests has accepted this Plan if at least two-thirds in amount of the Allowed Equity Interests in such Class actually voting have voted to accept this Plan.

D.                                    Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code.  The Debtors reserve the right to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan.

B.                                     Substantive Consolidation of Claims and Equity Interests against Debtors for Plan Purposes Only

The Plan is premised on the substantive consolidation of all of the Debtors with respect to the voting and treatment of all Claims and Equity Interests except for the Other Secured Claims in Class 2 and Secured Tax Claims in Class 3, as provided below.  The Plan does not contemplate substantive consolidation of the Debtors with respect to the Class 2 Claims or Class 3 Claims, which shall be deemed to apply separately with respect to the Plan proposed by each Debtor.  This Plan shall serve as a request by the Debtors, in lieu of a separate motion, to the Bankruptcy Court, that it grant substantive consolidation with respect to the voting and treatment of all Claims and Equity Interests other than Class 2 Claims and Class 3 Claims as follows:  on the Effective Date, (a) Class 8 Intercompany Claims will not be taken into account for voting or treatment purposes under this Plan (although such Claims will be Reinstated); (b) all assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim or Allowed Secured Tax Claim); (c) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (d) each and every Claim or Interest (except for Other Secured Claims and Secured Tax Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims and Secured Tax Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors.  For the avoidance of doubt, the Debtors will not be substantively consolidated for any purpose other than as set forth in the Plan or Confirmation Order.

C.                                    Corporate Existence

The Debtors shall continue to exist after the Effective Date as separate legal entities, with all the powers of corporations, memberships, partnerships and other entities, as applicable, pursuant to the applicable law in their states of incorporation or organization and pursuant to the Amended Organizational Documents.

D.                                    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or the Confirmation Order, on or after the Effective Date, all property and assets of the Estates (including, without limitation, Causes of Action and, unless otherwise waived or released pursuant to an order of the Bankruptcy Court or this Plan, Avoidance Actions) and any property and assets acquired by the Debtors pursuant hereto shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges or other encumbrances.  Except as may be provided herein, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors shall pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Professional fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

E.                                     Restructured Credit Facility and Sources of Cash for Plan Distributions

On the Effective Date, the Reorganized Debtors shall be authorized to execute and deliver the Restructured Credit Facility Agreement, as well as execute, deliver, file, record and issue any notes, guarantees, documents (including UCC financing statements), or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than expressly required by the Restructured Credit Facility Agreement).  Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments required pursuant to this Plan will be obtained from the Reorganized Debtors’ Cash balances, including Cash from operations and the proceeds of the Rights Offering.  Cash payments to be made pursuant to this Plan will be made by the Reorganized Debtors.

F.                                     New Common Stock; New Warrants

On the Effective Date, Reorganized Accuride shall issue New Common Stock to Holders of Allowed Subordinated Notes Claims and, if Class 7 and Class 10 vote to accept the Plan, to Holders of Allowed Accuride Other Equity Interests, in each case, pursuant to the terms set forth herein.  The aggregate number of shares of New Common Stock to be authorized on the Effective Date shall be 800,000,000 shares.  The aggregate number of shares of New Common Stock to be issued on the Effective Date shall be (i) 122,500,000 shares if Class 7 votes to accept the Plan but Class 10 votes to reject the Plan or (ii) 125,000,000 shares if both Class 7 and Class 10 vote to accept the Plan.  From and after the Effective Date, Reorganized Accuride shall use its best efforts to list the New Common Stock on a national securities exchange.

In the event that Class 7 and Class 10 vote to accept the Plan, on the Effective Date, Reorganized Accuride shall issue New Warrants to Holders of Allowed Accuride Other Equity Interests pursuant to the terms set forth herein.

G.                                     Registration Agreement

On the Effective Date, Accuride shall be authorized to enter into and consummate the transactions contemplated by the Registration Agreement and such document, and any agreement or document entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Registration Agreement.

H.                                    Rights Offering

1.                                       Issuance of Rights; New Indenture.

Each Rights Offering Participant will receive Subscription Rights to subscribe for its Pro Rata Share of the Rights Offering Notes for an aggregate purchase price equal to the applicable Subscription Payment Amount.  In accordance with the Backstop Commitment Agreement, the Backstop Investors have committed to purchase all Remaining Rights Offering

Notes.  The Rights Offering Notes, including the Remaining Rights Offering Notes, will be issued to the Rights Offering Participants and/or the Backstop Investors, as applicable, for an aggregate purchase price equal to the Rights Offering Amount.  The Rights Offering Notes shall be subject to the terms of the New Indenture.  On the Effective Date, Accuride shall be authorized to enter into and consummate the transactions contemplated by the New Indenture and any agreement or document entered into in connection therewith, and the New Indenture and all such agreements and documents shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Indenture).

2.                                       Subscription Period.

The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Deadline.  Each Rights Offering Participant that intends or desires to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights, and provide written notice thereof to the Entities specified in the Subscription Form, on or prior to the Subscription Deadline in accordance with the terms of this Plan and the Subscription Form.  All Remaining Rights Offering Notes shall be allocated to the Backstop Investors on the Subscription Deadline, and shall be purchased by the Backstop Investors on the Effective Date, all in accordance with the terms and conditions of the Backstop Commitment Agreement.

3.                                       Exercise of Subscription Rights and Payment of Subscription Payment Amount.

On the Subscription Commencement Date, Accuride or another applicable Distribution Agent will mail the Subscription Form to each Rights Offering Participant known as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Subscription Payment Amount for that portion of the Subscription Rights sought to be exercised by such Person.  The Debtors may adopt such additional detailed procedures consistent with the provisions of this Plan to more efficiently administer the exercise of the Subscription Rights.

In order to exercise the Subscription Rights, each Rights Offering Participant must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering) to the Debtors or other Entity specified in the Subscription Form so that such form is actually received by the Debtors or such other Entity on or before the Subscription Deadline.  If the Debtors or such other Entity for any reason does not receive from a given holder of Subscription Rights a duly completed Subscription Form on or prior to the Subscription Deadline, then such holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.  On the Subscription Notification Date, the Debtors will notify each Rights Offering Purchaser of its respective allocated portion of Rights Offering Notes, and in the case of the Backstop Investors, the Debtors will notify each Backstop Investor as soon as practicable after the Subscription Deadline and, in any event, at least four (4) Business Days prior to the Effective Date, of its portion of the

Remaining Rights Offering Notes that such Backstop Investor is obligated to purchase pursuant to the Backstop Commitment Agreement and the purchase price therefor.  Each Rights Offering Purchaser (other than the Backstop Investors, whose payments will be received by the Debtors on the Effective Date in accordance with the Backstop Commitment Agreement) must tender its Subscription Payment Amount to the Debtors so that it is actually received on or prior to the Subscription Payment Date.  In the event the Debtors receive any payments for the exercise of Subscription Rights prior to the Effective Date, such payments shall be held in a separate account until the Effective Date.  In the event the conditions to the Effective Date are not met or waived, such payments shall be returned, without accrual or payment of any interest thereon, to the applicable Rights Offering Purchaser, without reduction, offset or counter-claim.

4.                                       No Transfer; Detachment Restrictions; No Revocation.

The Subscription Rights are not Transferable or detachable.  Any such Transfer or detachment, or attempted Transfer or detachment, will be null and void and the Debtors will not treat any purported transferee of the Subscription Rights separate from the Subordinated Notes Claims as the holder of any Subscription Rights.  Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

5.                                       Distribution of Rights Offering Notes.

On, or as soon as reasonably practicable after, the Effective Date, Reorganized Accuride or another applicable Distribution Agent shall distribute the Rights Offering Notes purchased by each Rights Offering Purchaser or Backstop Investor to such Rights Offering Purchaser or Backstop Investor.

6.                                       Validity of Exercise of Subscription Rights.

All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights shall be determined by the Debtors or Reorganized Debtors.  The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights.  A Subscription Form shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith.  The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Rights Offering Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Person and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their Related Persons shall incur any liability for giving, or failing to give, such notification and opportunity to cure.

7.                                       Rights Offering Proceeds.

The proceeds of the Rights Offering will fund Cash payments required to be made under this Plan, including, without limitation, Transaction Expenses, the Prepetition Last Out Payment Amount and repayment of the DIP Facility Claims, and be used for general corporate purposes by the Reorganized Debtors after the Effective Date.

I.                                         Equity Incentive Program

As soon as practical after the Effective Date, the New Board will adopt and implement the Equity Incentive Program without further notice to or order of the Bankruptcy Court, or the vote, consent, authorization or approval of any Entity or shareholder.  The approval of this Plan constitutes approval of the Equity Incentive Program pursuant to Section 303 of the Delaware General Corporate Law.

J.                                       Issuance of New Securities and Related Documentation

On the Effective Date, Reorganized Accuride is authorized to and shall issue, the New Securities and Documents, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.  The issuance of the New Securities and Documents and the distribution thereof under this Plan, the distribution and exercise of the Subscription Rights, the issuance and distribution of New Common Stock upon exercise of the New Warrants (assuming both Class 7 and Class 10 vote to accept the Plan) and the issuance and distribution of New Common Stock upon conversion of the New Notes shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, Section 4(2) of the Securities Act and/or other applicable exemptions.  Without limiting the effect of section 1145 of the Bankruptcy Code, all financing documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Restructured Credit Facility Agreement, the New Indenture, the Registration Agreement, the New Notes and any other agreement or document related to or entered into in connection with any of the foregoing, shall become, and the Backstop Commitment Agreement shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Debtors shall be that number of shares of New Common Stock as may be designated in the Amended Organizational Documents.  Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Accuride will enter into the Registration Agreement with each Person (a) who by virtue of the issuance by Accuride to such Person on the Effective Date of the New Common Stock and/or New Notes, as the case may be, and/or its relationship with Accuride (i) holds New Notes or New Common Stock that are “restricted” (as such term is used within the meaning of the applicable securities laws) because acquired in a private placement under Section 4(2) of the

Securities Act, or (ii) could otherwise reasonably be deemed to be an “underwriter” or “affiliate” (as such terms are used within the meaning of applicable securities laws) of Accuride, and (b) who requests in writing that Accuride execute such agreement.  In connection with the distribution of New Common Stock to current or former employees of the Debtors, Accuride may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Common Stock and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

K.                                    Release of Liens, Claims and Equity Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.  Any Entity holding such Liens or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.                                      Certificate of Incorporation and Bylaws

The Amended Organizational Documents shall amend or succeed the certificates or articles of incorporation, by-laws, membership agreements, partnership agreements and other organizational documents of the Debtors to satisfy the provisions of this Plan and the Bankruptcy Code, and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the Transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein.  After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law.

M.                                  Directors and Officers of Reorganized Accuride

The New Board shall initially consist of up to seven (7) directors, who shall consist of the Chief Executive Officer of Reorganized Accuride and six (6) directors to be designated by the Ad Hoc Noteholders Group Professionals and consented to by the Debtors or to be otherwise agreed upon between the Ad Hoc Noteholders Group and the Debtors, and, which directors shall be identified in the Plan Supplement as Plan Schedule 4.  Any directors elected pursuant to this Section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.  As of the Effective Date, the initial officers of the Reorganized Debtors shall be the officers of the Debtors existing immediately prior to the Effective Date and the existing directors of the Reorganized Debtors other than Reorganized Accuride shall be the directors of such Debtors immediately prior to the Effective Date.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director, the nature of any compensation for such Person.  Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Organizational Documents and the other constituent and organizational documents of the Reorganized Debtors.  The existing board of directors of Accuride will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

N.                                    Corporate Action

Each of the Debtors and the Reorganized Debtors, as applicable, may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant hereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors or members of any Debtor (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or partners of such Debtor, or the need for any approvals, authorizations, actions or consents of any Person.

All matters provided for in this Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtor, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor as applicable, in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtor, as applicable, or by any other Person.  On the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtor, as applicable, are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtor and each Reorganized Debtor, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.  The secretary and any assistant secretary of each Debtor and each Reorganized Debtor as applicable, shall be authorized to certify or attest to any of the foregoing actions.

O.                                    Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided herein with respect to “Collateral Documents” under the Prepetition Credit Agreement that shall continue in effect and become “Collateral Documents” under the Restated Credit Facility Agreement or otherwise, all notes, stock, instruments, certificates, agreements and other documents evidencing the DIP Facility Claims, Prepetition First Out Credit Agreement Claims, Prepetition Last Out Credit Agreement Claims, Subordinated Notes Claims, Accuride Preferred Equity Interests and Accuride Other Equity Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

On the Effective Date, except to the extent otherwise provided herein, the Indenture shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released, terminated, extinguished and discharged.  The Indenture shall continue in effect solely for the purposes of: (1) allowing Holders of the Subordinated Notes Claims to receive distributions under this Plan; and (2) allowing and preserving the rights of the Indenture Trustee to (a) make distributions in satisfaction of Allowed Subordinated Notes Claims, (b) exercise its charging liens against any such distributions, and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.  Upon completion of all such distributions, the Subordinated Notes and the Indenture shall terminate completely.  From and after the Effective Date, the Indenture Trustee shall have no duties or obligations under the Indenture other than to make distributions.  As of the Effective Date, the Subordinated Notes shall be surrendered to the Indenture Trustee in accordance with the terms of the Indenture.  All surrendered and canceled Subordinated Notes held by the Indenture Trustee shall be disposed of in accordance with the applicable terms and conditions of the Indenture.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) and Unexpired Leases that:

(i)            have been rejected by order of the Bankruptcy Court;

(ii)           are the subject of a motion to reject pending on the Effective Date;

(iii)          are identified on Plan Schedule 5 hereto or in the Plan Supplement (in either case which Exhibit may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Exhibit and serving it on the affected contract parties at least ten (10) days prior to the Voting Deadline); or

(iv)          are rejected pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to this Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Each Executory Contract and Unexpired Lease assumed pursuant to this Article VI shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

B.                                     Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease, at least twenty (20) days prior to the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors shall file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts.  Any applicable cure amounts shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing.  Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assignment.  If an objection to assignment or cure amount is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

C.                                    Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 shall be deemed rejected as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

D.                                    Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.  The Debtor or Reorganized Debtor, as the case may be, will provide notice of such rejection and specify the appropriate deadline for the filing of such Proof of Claim.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.

E.                                     Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course of business or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served and actually received by the Debtors at least ten (10)

days prior to the Confirmation Hearing.  Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged cure amount, which may be asserted at any time.  In the event of a dispute regarding (1) the amount of any payments to cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.  If an objection to cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it.

F.                                     Assumption of Director and Officer Insurance Policies

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained herein, confirmation of this Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors hereunder as to which no Proof of Claim need be Filed.  Notwithstanding anything to the contrary contained herein, confirmation of this Plan shall not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Liability Insurance Policies.

G.                                    Indemnification Provisions

Except as otherwise provided herein, all indemnification provisions currently in place (whether in the by-laws, certificate of incorporation, board resolutions, contracts, or otherwise) for the directors, officers and employees of the Debtors who served in such capacity as of the Petition Date with respect to or based upon any act or omission taken or omitted in such capacities, for or on behalf of the Debtors, will be Reinstated (or assumed, as the case may be), and shall survive effectiveness of this Plan; provided, however, that no indemnification provisions for any Non-Released Party shall survive the Effective Date.

H.                                    Compensation and Benefit Programs

Except as otherwise provided in this Plan or any order of the Bankruptcy Court, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to its employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, and accidental death and dismemberment insurance plans, are treated as Executory Contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections

365 and 1123 of the Bankruptcy Code.  Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of this Chapter 11 Case or the consummation of any transactions contemplated by this Plan shall be Reinstated and such acceleration shall be rescinded and deemed not to have occurred.

Accuride Corporation, Transportation Technologies Industries, Inc., Accuride Erie, L.P. and Gunite Corporation are the contributing sponsors for the Accuride Retirement Plan, the Transportation Technologies Industries, Inc. Salaried Pension Plan, the Transportation Technologies Industries, Inc. Bargaining Unit Pension Plan, the Accuride Erie Hourly Employee Pension Plan, the Gunite Corporation Hourly-Rate Employee Pension Plan (Elkhart), and the Gunite Corporation Rockford (UAW) Hourly-Rated Employees Pension Plan, respectively (“Pension Plans”).  The Pension Plans are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. section 1301 et seq. The Pension Benefit Guaranty Corporation (“PBGC”), a United States Government corporation, guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA.

Upon confirmation of the Plan, the Reorganized Debtors will assume and continue to maintain the Pension Plans, and contribute to the Pension Plans the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, 26 U.S.C. §§ 412 and 430.  Nothing in the Plan will be construed as discharging, releasing, or relieving Debtors, or their successors, including the Reorganized Debtors, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plans or PBGC.  PBGC and the Pension Plans will not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or the Confirmation Order.

I.                                         Workers’ Compensation Benefits

Except as otherwise provided in this Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance.  All such contracts and agreements are treated as Executory Contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.  Notwithstanding anything to the contrary contained herein, confirmation of this Plan shall not impair or otherwise modify any rights of the Reorganized Debtors under any such contracts, agreements, policies, programs or plans regarding or relating to workers’ compensation or workers’ compensation insurance.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Distributions for Claims and Equity Interests Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, distributions to be made on account of Claims and Equity Interests that are Allowed Claims or Equity Interests as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable.  Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is reasonably practicable.  Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.  Distributions on account of Disputed Claims and Equity Interests that first become Allowed Claims and Equity Interests after the Effective Date shall be made pursuant to Article VIII hereof.

B.                                     No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or the DIP Orders, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim (other than a Holder of a DIP Facility Claim, a Prepetition First Out Credit Agreement Claim or a Prepetition Last Out Credit Agreement Claim with respect to such applicable Claim) shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.                                    Distributions by Reorganized Accuride or Other Applicable Distribution Agent

Other than as specifically set forth below, Reorganized Accuride or another applicable Distribution Agent shall make all distributions required to be distributed under this Plan.  Distributions on account of the DIP Facility Claims, Prepetition Credit Facility Claims and Subordinated Notes Claims shall be made to the DIP Agent, the Prepetition Agent and the Indenture Trustee, respectively.  The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan.

D.                                    Delivery and Distributions and Undeliverable or Unclaimed Distributions

1.     Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed.  Accordingly, Reorganized Accuride or other applicable Distribution Agent will have no obligation to recognize the Transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.  Reorganized Accuride or any other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or (if no address appears on the Claims Register) their books and records, as of the close of business on the Distribution Record Date.  For purposes of Subordinated Notes Claims, the record Holder thereof as of the Distribution Record Date shall be the Indenture Trustee.

2.     Delivery of Distributions in General

Except as otherwise provided herein, Accuride, Reorganized Accuride or another applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims and Equity Interests, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the sole discretion of the Debtors or the Reorganized Debtors, as applicable; and provided further, that if a Holder of an Allowed Claim or Equity Interest Files a Proof of Claim, the address for such Holder shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

All distributions to Holders of Subordinated Notes Claims shall be governed by the Indenture and shall be deemed completed when made to the Indenture Trustee.  The Indenture Trustee may effect any distribution to Holders of Subordinated Notes Claims through the book-entry transfer facilities of The Depository Trust Company, who shall distribute the same to its participants in accordance with their respective holdings of Subordinated Notes as of the Distribution Record Date.

3.     Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or share of New Common Stock under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down), with half dollars and half shares of New Common Stock or less being rounded down.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $50,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.     Undeliverable Distributions

(a)                                  Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such

Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Subsequent Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable.  Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)                                 Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property.  In such cases, any Cash for distribution on account of such rights for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary.  Any Cash, New Common Stock, New Notes, New Warrants and/or other New Securities and Documents or other property held for distribution on account of such Claim or Equity Interest shall be canceled and of no further force or effect.  Nothing contained in this Plan shall require the Debtors, Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or Equity Interest.

(c)                                  Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check.  In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 180 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks.  This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open.  Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim or Equity Interest with respect to which such check originally was issued.  Any Holder of an Allowed Claim or Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within 365 days after the date of mailing or other delivery of such check shall have its Claim or Equity Interest for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim or Equity Interest against the Reorganized Debtors or their property.  In such cases, any Cash held for payment on account of such Claims or Equity Interest shall be property of the Reorganized Debtors, free of any Claims or Equity Interests of such Holder with respect thereto.  Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or Equity Interest.

E.                                     Compliance with Tax Requirements/Allocations

In connection with this Plan and all distributions hereunder, Reorganized Accuride or another applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  Reorganized Accuride or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  All persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of this Plan to the contrary, each Holder of an Allowed Claim or Equity Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of a distribution to such Holder.  Any Cash, New Common Stock, New Notes, New Warrants, New Securities and Documents and/or other consideration or property to be distributed pursuant to this Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article VII.D.4 of this Plan.

F.                                     Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.                                    Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, or (b) wire transfer from, a domestic bank selected by the Reorganized Debtors.  Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.                                    Timing and Calculation of Amounts to Be Distributed

On the Initial Distribution Date (or if a Claim or Equity Interest is not an Allowed Claim or Equity Interest on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim or Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Equity Interest shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Equity Interests in the applicable Class.  If and to the extent that there are Disputed Claims or Equity Interests, distributions on account of any such Disputed Claims or Equity Interests shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof.  Except as otherwise provided herein, Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.                                         Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim.  In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims.  Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims.

J.                                       Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim or Equity Interest evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V.O hereto, the Holder of such Claim or Equity Interest shall tender the applicable instruments, securities, notes or other documentation evidencing such Claim or Equity Interest (or a sworn affidavit indentifying the instruments, securities, notes or other documentation formerly held by such Holder and certifying that they have been lost), to Reorganized Accuride or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.

Any Holder of a Claim or Equity Interest that is required, but that fails, to surrender or is deemed to have failed to surrender the applicable note or security required to be tendered hereunder within one (1) year after the Effective Date shall have its Claim and its distribution pursuant to this Plan on account of such Claim or Equity Interest discharged and shall be forever barred from asserting any such Claim or Equity Interest against the Reorganized Debtors or their property.  In such cases, any Cash, New Common Stock, New Notes, New Warrants and/or other New Securities and Documents or other property held for distribution on account of such Claim or Equity Interest shall be canceled and of no further force or effect.

K.                                    Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Equity Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such security or note to the extent required by this Plan, deliver to Reorganized Accuride and other applicable Distribution Agents: (x) evidence reasonably satisfactory to Reorganized Accuride and other applicable Distribution Agents of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by Reorganized Accuride and other applicable Distribution Agents to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Equity Interest.  Upon compliance with this Article VII.K as determined by the Debtors or Reorganized Debtors by a Holder of a Claim or Equity Interest evidenced by a security or note, such Holder shall, for all purposes under this Plan, be deemed to have surrendered such security or note to Reorganized Accuride and other applicable Distribution Agents.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND EQUITY INTERESTS

A.                                     Resolution of Disputed Claims and Equity Interests

1.     Allowance of Claims and Equity Interests

After the Effective Date and subject to the other provisions hereof, the Reorganized Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim or Equity Interest, except with respect to any Claim or Equity Interest deemed Allowed under this Plan or by prior orders of the Bankruptcy Court.  Except as expressly provided in this Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order and the DIP Orders), no Claim or Equity Interest shall become an Allowed Claim unless and until such Claim or Equity Interest is deemed Allowed under this Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Equity Interest.

2.     Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, shall have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, Ad Hoc Noteholders Group Fees and Expenses, the Backstop Fee, the Backstop Transaction Expenses, the Cash Backstop Fee or the DIP Facility Claim.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court.  The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.     Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim or Equity Interest pursuant to applicable law and (b) any contingent or unliquidated Claim or Equity Interest pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim or Equity Interest, contingent Claim or Equity Interest or unliquidated Claim or Equity Interest, including during the litigation concerning any objection to any Claim or Equity Interest or during the pendency of any appeal relating to any such objection.  All of the aforementioned Claim or Equity Interests and objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claim or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  The rights and objections of all parties are reserved in connection with any such estimation proceeding.

4.     Deadline to File Objections to Claims and Equity Interests

Any objections to Claims and Equity Interests shall be Filed no later than the Claims Objection Bar Date.  Moreover, notwithstanding the expiration of the Claims Objection Bar Date, the Debtors or Reorganized Debtors shall continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim or Equity Interest until such Disputed Claim or Equity Interest is Allowed or disallowed.

B.                                     No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to the disputed portion of a Disputed Claim or Equity Interest unless and until all objections to such Disputed Claim or Equity Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Equity Interest has become an Allowed Claim or Equity Interest; provided, however, that the Debtors shall treat the undisputed portion (if any) of a Disputed Claim as an Allowed Claim.

C.                                    Distributions on Account of Disputed Claims and Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Equity Interests

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), Reorganized Accuride or another applicable Distribution Agent will make distributions (a) on account of any Disputed Claim or Equity Interest that has become an Allowed Claim or Equity Interest during the preceding ninety (90) days, and (b) on account of previously Allowed Claims or Equity Interests of property that would have been distributed to the Holders of such Claim or Equity Interest on the dates distributions previously were made to Holders of Allowed Claims or Equity Interests in such Class had the Disputed Claims or Equity Interests that have become Allowed Claims or Equity Interests or disallowed by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates.  Such distributions will be made pursuant to the applicable provisions of Article III of this Plan.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation

Confirmation of this Plan shall be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C hereof of the following:

1.     The Bankruptcy Court shall have entered a Final Order in form and in substance satisfactory to the Debtors, the Requisite Independent Supporting Lenders and the Required Noteholders approving the Disclosure Statement with respect to this Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2.     This Plan and all schedules, documents, supplements and exhibits to this Plan shall have been filed in form and substance acceptable to the Debtors, the Requisite Independent Supporting Lenders and the Required Noteholders.

3.     The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Committee, the Requisite Independent Supporting Lenders and the Required Noteholders.

4.     The board of directors of the Reorganized Debtors shall have been selected.

B.                                     Conditions Precedent to Consummation

Consummation of this Plan shall be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C hereof of the following:

1.     The Confirmation Order shall have been entered and either (a) become a Final Order or (b) the 10-day stay contemplated by Bankruptcy Rule 3020(e) in respect thereof shall have been terminated, and the Confirmation Order shall otherwise be in a form and in substance reasonably satisfactory to the Debtors, the Committee, the Requisite Independent Supporting Lenders and the Required Noteholders, and no stay of the Confirmation Order shall have been entered and be in effect.  The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in this Plan.

2.     The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement.

3.     All documents and agreements necessary to implement this Plan, including, without limitation, the Restructured Credit Facility and the New Indenture, in each case in form and substance acceptable to the Debtors, the Requisite Independent Supporting Lenders, the Required Noteholders and Accuride Canada (to the extent it is a party to such agreements), shall have (a) been tendered for delivery, and (b) been effected by executed by, or otherwise deemed binding upon, all Entities party thereto.  All conditions precedent all to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

4.     Without limiting the foregoing, the “Canadian Revolving Credit Lenders” (as defined in the Prepetition Credit Agreement) as of the Effective Date shall all have executed and delivered the Restructured Credit Facility Agreement and all related documents and instruments.

5.     All material consents, actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

6.     The Debtors shall have received the Rights Offering Amount, in Cash, net of any fees or expenses authorized by Order of the Bankruptcy Court to be paid from the Rights Offering Amount.

7.     All interest, fees and expenses (including legal and advisory fees and expenses) on account of the Prepetition First Out Credit Agreement Claims shall have been paid as required by the DIP Orders.

8.     The Confirmation Date shall have occurred.

C.                                    Waiver of Conditions

The conditions to confirmation of this Plan and to Consummation of this Plan set forth in this Article IX may be waived by the Debtors with the consent of the Requisite Independent Supporting Lenders and the Required Noteholders (not to be unreasonably withheld) without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided, however, notwithstanding the foregoing, the condition set forth in paragraph B(4) may not be waived without the consent of all of the “Canadian Revolving Credit Lenders” (as defined in the Prepetition Credit Agreement), the conditions in paragraphs A(3) and B(1) may not be waived without the consent of the Committee, which shall not be unreasonably withheld or delayed, and the condition set forth in paragraph B(7) may not be waived without the consent of the Holders of the Prepetition First Out Credit Agreement Claims.  The failure to satisfy or waive a condition to Consummation may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.                                    Effect of Non Occurrence of Conditions to Consummation

If the Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                                     General

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.  Pursuant to the terms contained in this Plan, among other things, the subordination provisions contained in the Indenture are hereby eliminated and each holder of a Subordinated Notes Claim shall receive and be entitled to retain the property as set forth in this Plan.  As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments hereunder are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

In accordance with the provisions of this Plan, including Article VIII hereof, and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.

B.                                     Release

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, THE HOLDERS OF CLAIMS OR EQUITY INTERESTS, AND EACH OF THEIR RESPECTIVE RELATED PERSONS (COLLECTIVELY, THE “RELEASING PARTIES”) WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER PROVIDED A FULL DISCHARGE, WAIVER AND

RELEASE TO THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING PARTIES) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE CHAPTER 11 CASE, THE DISCLOSURE STATEMENT, THIS PLAN OR THE SOLICITATION OF VOTES ON THIS PLAN THAT SUCH RELEASING PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS, THEIR ESTATES OR THE REORGANIZED DEBTORS (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THIS PLAN OR THE PLAN SUPPLEMENT; (II) ANY CAUSES OF ACTION ARISING FROM FRAUD OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (III) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN OR ASSUMED PURSUANT TO THIS PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT.  THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THIS RELEASE.  IN ADDITION, THE DEBTORS, ON BEHALF OF THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, HEREBY RELEASE AND WAIVE ANY AND ALL AVOIDANCE ACTIONS AGAINST ANY AND ALL PERSONS.

C.                                    Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims or Equity Interests.  Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims and Equity Interests of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

D.                                    Exculpation

The Exculpated Parties shall neither have nor incur any liability to any Entity for any claims or Causes of Action arising before, on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or confirmation or Consummation of this Plan; provided, however, that the foregoing provisions shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions shall not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by this Plan or the Plan Supplement.

E.                                     Preservation of Rights of Action

1.     Maintenance of Causes of Action

Except as otherwise provided in this Article X or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Case.  The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court.  The Litigation Claims include, without limitation, the claims set forth on Plan Schedule 2.

2.     Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in this Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the confirmation of this Plan or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in this Plan (including, without limitation, and for the avoidance of doubt, the Release contained in Article X.B hereof) or any other Final Order (including, without limitation, the Confirmation Order).  In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

F.                                     Injunction

EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, OR CREATING, PERFECTING OR ENFORCING ANY LIEN OF ANY KIND, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER.  BY ACCEPTING DISTRIBUTIONS PURSUANT TO THIS PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THIS INJUNCTION.  ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASE UNDER SECTION 105 OR 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

G.                                    Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH

HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASE OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN OR AFFIRMATIVELY VOTED TO REJECT THIS PLAN.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.             allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim or Equity Interest;

2.             grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Confirmation Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.             resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4.             resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.             ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6.             decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.             enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.             resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan; provided, however, that any dispute arising under or in connection with the Restructured Credit Facility shall be dealt with in accordance with the provisions of the applicable document;

9.             hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.           issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan, except as otherwise provided in this Plan;

11.           enforce the terms and condition of this Plan and the Confirmation Order;

12.           resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the Indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

13.           hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;

14.           enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.           resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with this Plan or the Disclosure Statement; provided, however, that any dispute arising under or in connection with the Restructured Credit Facility shall be dealt with in accordance with the provisions of the applicable document; and

16.           enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.                                     Dissolution of the Committee

On the Effective Date, the Committee and any other statutory committee formed in connection with these Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases.

B.                                     Payment of Statutory Fees

All outstanding fees payable pursuant to section 1930 of title 28, United States Code shall be paid on the Effective Date.  All such fees payable after the Effective Date shall be paid prior to the closing of the Chapter 11 Case when due or as soon thereafter as practicable.

C.                                    Payment of Fees and Expenses of Indenture Trustee

On the Effective Date or as soon as reasonably practicable thereafter (and, thereafter, upon request by the Indenture Trustee with respect to fees and expenses of the Indenture Trustee relating to post-Effective Date service under this Plan), the Reorganized Debtors shall pay in full in Cash all outstanding reasonable and documented fees and expenses of the Indenture Trustee and its counsel.

D.                                    Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.  A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder.

E.                                     Revocation of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent chapter 11 plans; provided that such revocation complies with the applicable support agreements and the Backstop Commitment Agreement.  If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan or Consummation of this Plan does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

F.                                     Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.  The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.                                    Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated.  Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.                                    Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.  On or before the Effective Date, the Debtors shall File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

I.                                         Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.                                       Service of Documents

All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Accuride Corporation

77140 Office Circle

Evansville, IN 47715

Attn: General Counsel

Fax:  812-962-5470

with copies to:

Latham & Watkins LLP

233 S. Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn:   David S. Heller

Josef S. Athanas

Caroline A. Reckler

Fax:  312-993-9767

K.                                    Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment.  Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of and the distributions to be made under this Plan, including the Restructured Credit Facility (ii) the issuance of New Common Stock, New Warrants and New Notes (under this Plan and pursuant to the Rights Offering) and (iii) the maintenance or creation of security or any Lien as contemplated by the Restructured Credit Facility.

L.                                      Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

M.                                  Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors are for all taxable periods ending after the Petition Date through, and including, the Effective Date.

N.                                    Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.

O.                                    No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Backstop Investors, the Ad Hoc Noteholders Group, the Requisite Independent Supporting Lenders and the Committee and their respective professionals.  Each of the foregoing was represented by counsel of its choice who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the agreements and documents ancillary or related thereto.  Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the documents ancillary and related thereto.

P.                                     Conflicts

In the event that a provision of the Disclosure Statement conflicts with a provision of this Plan, the terms of this Plan shall govern and control to the extent of such conflict.

Dated:  December 18, 2009

Respectfully submitted,

ACCURIDE CORPORATION, on behalf of itself and its direct and indirect subsidiaries listed below

By:	/s/ James H. Woodward, Jr.
Title:	Interim Senior Vice President of Finance and Chief Financial Officer of Accuride Corporation

Accuride Cuyahoga Falls, Inc., a Delaware corporation

Accuride Distributing, LLC, a Delaware limited liability company

Accuride EMI, LLC, a Delaware limited liability company

Accuride Erie L.P., a Delaware limited partnership

Accuride Henderson Limited Liability Company, a Delaware limited liability company

AKW General Partner L.L.C., a Delaware limited liability company

AOT Inc., a Delaware corporation

Bostrom Holdings, Inc., a Delaware corporation

Bostrom Seating, Inc., a Delaware corporation

Bostrom Specialty Seating, Inc., a Delaware corporation

Brillion Iron Works, Inc., a Delaware corporation

Erie Land Holding, Inc., a Delaware corporation

Fabco Automotive Corporation, a Delaware corporation

Gunite Corporation, a Delaware corporation

Imperial Group Holding Corp. -1, a Delaware corporation

Imperial Group Holding Corp. -2, a Delaware corporation

Imperial Group, L.P., a Delaware limited partnership

JAII Management Company, a Delaware corporation

Transportation Technologies Industries, Inc., a Delaware corporation

Truck Components Inc., a Delaware corporation

Plan Schedule 1

List of Debtors

The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are: Accuride Corporation, a Delaware corporation (9077); Accuride Cuyahoga Falls, Inc., a Delaware corporation (9556); Accuride Distributing, LLC, a Delaware limited liability company (3124); Accuride EMI, LLC, a Delaware limited liability company (N/A); Accuride Erie L.P., a Delaware limited partnership (4862); Accuride Henderson Limited Liability Company, a Delaware limited liability company (8596); AKW General Partner L.L.C., a Delaware limited liability company (4861); AOT Inc., a Delaware corporation (3088); Bostrom Holdings, Inc., a Delaware corporation (9282); Bostrom Seating, Inc., a Delaware corporation (7179); Bostrom Specialty Seating, Inc., a Delaware corporation (4182); Brillion Iron Works, Inc., a Delaware corporation (6942); Erie Land Holding, Inc., a Delaware corporation (8018); Fabco Automotive Corporation, a Delaware corporation (9802); Gunite Corporation, a Delaware corporation (9803); Imperial Group Holding Corp. -1, a Delaware corporation (4007); Imperial Group Holding Corp. -2, a Delaware corporation (4009); Imperial Group, L.P., a Delaware limited partnership (4012); JAII Management Company, a Delaware corporation (N/A); Transportation Technologies Industries, Inc., a Delaware corporation (2791); and Truck Components Inc., a Delaware corporation (5407).

Plan Schedule 2

Non-Exclusive List of Litigation Claims Retained by Reorganized Debtors

[To Be Filed With Plan Supplement]

Plan Schedule 3

Non-Released Parties

None.

[Additional Non-Released Parties To Be Filed With Plan Supplement]

Plan Schedule 4

New Board of Reorganized Accuride

[To Be Filed With Plan Supplement]

Plan Schedule 5

Non-Exclusive List of Rejected Executory Contracts and Unexpired Leases

Lessor	Lessor Address	Description of Lease	Term
CE Capital Group, LLC	Bristol Rail Associates, LLC 3930 Edison Lakes Parkway Suite 200 Mishawaka, IN 46545 Attn: George S. Cressy, Jr.	Lease of real property in Bristol, IN dated August 19, 2003.	Lease expires in April 11, 2019.
Northgate Investors, LLC	Northgate Investors, LLC Attn: Lee Paradise P.O. Box 426 Joelton, TN 37080	Lease of real property in Madison, TN dated February 12, 2007.	Lease expires February 11, 2010.
Fink Management Company	Fink Management Company 2331 Sylvan Lane Elkhart, IN 46514 Attn: Elizabeth S. Fink	Lease of real property in Elkhart, IN dated August 13, 2002.	Lease expires September 30, 2009.
Taylor Land & Co.	Taylor Land & Co. 28860 Southfield Rd, Ste 262 Southfield, MI 48076 Attn: Carl Grenadier	Lease of real property in Taylor, MI dated October 19, 1989.	Lease expires November 30, 2009.
Sarum Management, Inc.	Sarum Management, Inc. 75 Marc Avenue Cuyahoga Falls, OH 44223 Attn: Michael Bell -and- Amer Cunningham Co., L.P.A. 159 S. Main Street, Suite 1100 Akron, OH 44308	Lease of real property in Cuyahoga Falls, OH dated January 1, 2008.	Lease expires June 30, 2011
Industrial Realty Partners, LLC	330 Franklin Road Suite 135A-398 Brentwood, TN 37027 Attn: Joe Hicks Attn: Fred Culbreath - and – 6106 Johnson Chapel Road Brentwood, TN 37072	Lease of real property in Portland, TN dated May 12, 2000	Lease expires August 31, 2015